Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 34% GROWTH IN SALES AND 67% GROWTH IN INCOME FROM CONTINUING OPERATIONS IN THE FOURTH QUARTER

Axsys reiterates 2009 Guidance

ROCKY HILL, CT – February 17, 2009– Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the fourth quarter ended December 31, 2008.

During the fourth quarter of 2008, Axsys generated sales of $63.9 million, compared to $47.9 million in the fourth quarter of 2007.  Net income was $6.7 million or $0.58 per diluted share, up from $5.8 million or $0.51 per diluted share in the fourth quarter of 2007.

A $123 thousand loss from our discontinued operations adversely impacted net income in the fourth quarter of 2008 compared to $1.7 million of net income from discontinued operations in the fourth quarter of 2007.  Our income from continuing operations was $6.8 million or $0.59 per diluted share, up from $4.1 million or $0.36 per diluted share in the prior year period.

Fourth Quarter Financial Highlights from Continuing Operations

Period comparisons vs. the fourth quarter of 2007.

•                  Sales increased 34% to $63.9 million;

•                  Gross margin decreased from 33.2% to 32.5%;

•                  Operating margin improved to 17.3% from 13.7%;

•                  Income increased 67% to $6.8 million;

•                  Diluted earnings per share increased 64% to $0.59;

•                  Year-end backlog increased 18% to $165.1 million.

Continued strong demand for infrared cameras and lenses drove sales growth in the fourth quarter of 2008.  Gross margin decreased from the comparable quarter last year due to product mix and increased overhead associated with the new Nashua facility. Improved leverage on our operating expenses resulted in higher operating margins in both business segments, which caused a significant year-over-year increase in diluted earnings per share.

Segment Sales

(Millions)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2008	Dec 31, 2007	Dec 31, 2008	Dec 31, 2007
Surveillance Systems Group	$19.4	$15.0	$75.6	$47.5
Imaging Systems Group	44.5	32.9	169.9	124.1

The Surveillance Systems Group increased sales by 30% compared to the comparable quarter in the prior year.  Continued strong demand for a variety of camera systems, especially for land-based perimeter security and border protection applications, drove the growth in this segment. The Imaging Systems Group’s sales grew 35% year over year. This segment’s growth was primarily driven by increasing demand for infrared technology.

“Both of our business segments continued to exhibit strong growth during the fourth quarter,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies.  “This is a particularly impressive result given the fact that we executed a facility move during this period.  These successes, combined with a 360 basis point increase in operating margin, resulted in a strong finish to a spectacular year.”

Fiscal 2008 Results

In 2008, Axsys achieved record results with sales of $245.5 million and income from continuing operations of $26.3 million, an increase of 43% and 87%, respectively, compared to fiscal 2007.  Diluted earnings per share from continuing operations increased 81% year over year from $1.27 to $2.30.  Full year net income for 2008, which included a $448 thousand loss from our discontinued operations, was $25.9 million.  This represents net income growth of 54% from $16.8 million or $1.51 per diluted share, including $2.7 million of net income from discontinued operations, over the prior fiscal year.  In addition, backlog grew 18% during the year from $140.2 million to $165.1 million.

“We are pleased to have delivered the high end of our revised EPS guidance for fiscal 2008, especially in light of the difficult macroeconomic environment,” continued Mr. Bershad. “We believe that our current strategy of developing high-performance, threat-detection technologies will drive continued growth in 2009 and beyond.”

Fiscal 2009 Earnings Guidance

Axsys reiterates its guidance for full-year 2009 continuing operations as follows:

•                  Sales are expected to be in the range of $278 million to $282 million.

•                  Diluted earnings per share are expected to be between $2.66 and $2.72.

“Our healthy $165.1 million opening backlog provides excellent visibility for 2009,” continued Mr. Bershad. “In addition, we expect that our expanding market presence, coupled with our increasing array of surveillance solutions, will continue to generate new growth opportunities. Based on these factors, we are reiterating our 2009 guidance.”

Conference Call

Management will conduct a conference call to review the Company’s financial results on Wednesday, February 18, 2009 at 10:00 a.m. Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-800-299-9086 and providing the operator with the conference ID# 92743394 to enter the call. Callers are advised to dial into the call at least ten minutes prior to the call to register.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high-performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida	Julie L. Oakes
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5751
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities including, without limitation, as a result of the current economic downturn; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to the Company.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Sales	$63,944	$47,909	$245,484	$171,621
Cost of sales	43,170	31,989	162,158	115,899
Gross profit	20,774	15,920	83,326	55,722

Selling, general and administrative expenses	7,124	7,445	33,839	26,165
Research, development and engineering expenses	2,569	1,910	8,824	6,293
Operating income	11,081	6,565	40,663	23,264

Interest expense	(13)	(103)	(50)	(566)
Interest income	63	124	300	298
Other (expense) income, net	(54)	(15)	177	(250)
Income from continuing operations before income taxes	11,077	6,571	41,090	22,746
Provision for income taxes	4,283	2,504	14,772	8,639
(Loss) income from continuing operations	6,794	4,067	26,318	14,107
Income from discontinued operations, net of tax	(123)	1,742	(448)	2,671
Net Income	$6,671	$5,809	$25,870	$16,778

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.60	$0.38	$2.37	$1.32
Discontinued operations	(0.01)	0.16	(0.04)	0.25
Total	$0.59	$0.54	$2.33	$1.57
Weighted-average basic common shares outstanding	11,237,664	10,775,996	11,083,201	10,711,277
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.59	$0.36	$2.30	$1.27
Discontinued operations	(0.01)	0.15	(0.04)	0.24
Total	$0.58	$0.51	$2.26	$1.51
Weighted-average diluted common shares outstanding	11,534,007	11,293,387	11,463,663	11,097,399

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,693	$15,304
Accounts receivable, net	27,131	14,140
Inventories, net	63,432	52,362
Income taxes – deferred	5,172	3,923
Prepaid and other current assets	1,945	1,538
TOTAL CURRENT ASSETS	122,373	87,267

PROPERTY AND EQUIPMENT, net	25,507	17,876

INTANGIBLE ASSETS, net	11,188	12,286

GOODWILL	86,422	85,620

OTHER ASSETS	1,544	1,634
TOTAL ASSETS	$247,034	$204,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,718	$8,594
Accrued expenses and other current liabilities	16,806	22,381
Deferred income	10,045	12,742
TOTAL CURRENT LIABILITIES	44,569	43,717

OTHER LONG-TERM LIABILITIES	11,134	8,836

SHAREHOLDERS’ EQUITY:

Common stock	113	108
Capital in excess of par	117,453	104,674
Accumulated other comprehensive income	79	(81)
Retained earnings	73,686	47,816
Treasury stock	—	(387)
TOTAL SHAREHOLDERS’ EQUITY	191,331	152,130
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$247,034	$204,683